AMENDMENT TO
CONVERGYS CORPORATION RETIREMENT AND SAVINGS PLAN
(PPA RESTATEMENT)

This is an Amendment to the Convergys Corporation Retirement and Savings Plan (the "Plan"), as last restated effective January 1, 2013.
Recitals

I.	Convergys Corporation (the "Corporation") maintains the Plan and has reserved the right to amend the Plan from time to time in its discretion.

II.	The Corporation wishes to modify the Plan to provide for the merger of the Stream Employees' 401(k) Retirement & Savings Plan into the Plan effective May 15, 2015.
Amendment
1.    A new Section 1.4.3 is added to the Plan, to provide as follows:
1.4.3 Effective May 15, 2015 (the "Merger Date"), the Stream Employees' 401(k) Retirement & Savings Plan (the "Stream Plan") was merged into the Plan. All assets and liabilities in the Stream Plan were consequently transferred to and made a part of the Plan. As of the merger date, and unless the Plan specifically provides otherwise, the terms of the Plan shall govern in all respects, including but not limited to eligibility age and service requirements, the designation of a beneficiary and withdrawals of Plan Accounts during employment.
2.    The second sentence of Section 3.5 of the Plan is hereby amended in its entirety to read as follows:

For purposes of this Section 3.5, "Predecessor Entity" includes NICE Corporation, Automated Phone Exchange Incorporated, Telephone Marketing Services, Inc., Ameritel Corporation, Waveland Associates, Inc., ADI Research, Inc., WATS Marketing of America, Inc., Software Support, Inc., Maritz, Inc., American Transtech, Inc. ("ATI"), Geneva Technology Inc., Stream International, Inc., Software Spectrum, Inc., Stream New York, Inc., Global BPO and eTelecare Global Solutions - US.

3.    Section 7.2 of the Plan is hereby amended with the addition of the following at the end thereof:
Notwithstanding the foregoing, that portion of a Participant's Account attributable to amounts transferred from the Stream Plan shall continue to be subject to the vesting schedule specified in the Stream Plan as in effect immediately prior to its merger into the Plan.

IN WITNESS WHEREOF, Convergys Corporation has hereunto caused its name to be subscribed this ___ day of _____________, 2015.

CONVERGYS CORPORATION

By

Title:_______________________________

984785.1